PRESS RELEASE

FOR IMMEDIATE RELEASE
RSH-2007-04

For further information contact:
Martin O. Moad
Vice President and Treasurer
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces 2006 Fourth Quarter Financial Results
Reported Net Income and Cash Balance Significantly Improved Over 2005 Fourth Quarter

Fort Worth, Texas, February 27, 2007 - RadioShack Corporation (NYSE: RSH) today announced a 65% increase in reported net income to $84.5 million, or $0.62 per diluted share, for the quarter ended December 31, 2006. Net income for the quarter ended December 31, 2005, was $51.2 million, or $0.38 per diluted share. Fourth quarter 2006 net income was favorably impacted by improved gross margin, a reduction in SG&A, and reduced interest expense when compared to the prior year. RadioShack’s cash balance increased 111% or $248 million at the end of the fourth quarter of 2006 to $472 million versus $224 million at the end of the fourth quarter of 2005. The increase in cash was driven by improved working capital management and cash generated from net income.

"Our team put forth a tremendous effort executing our plan during the fourth quarter. We have made great progress in some areas, while other areas such as the wireless business remain a challenge. We have strengthened our balance sheet and cash position while enhancing profitability of the company. This gives us greater flexibility as we develop our longer-term strategy,” said Julian Day, chairman and chief executive officer. “I look forward to 2007, as we continue our focus on improving our core operations in all facets of our company.”

Fourth Quarter Results

Revenue

Fourth quarter 2006 comparable store sales were down 7.7% versus the fourth quarter of 2005. An income statement reclassification relating to the sale of prepaid wireless airtime, due primarily to contract changes, negatively impacted comparable store sales by approximately 220 basis points but did not impact operating profit. Adjusted comparable store sales, excluding the impact of the reclassification, decreased by 5.5%. The decline in comparable sales was mainly driven by lower sales in postpaid wireless and personal electronics, partially offset by increases in pre-paid wireless sales, MP3 players and accessories.

Total sales in the fourth quarter of 2006 were down $214 million to $1.458 billion versus total sales of $1.672 billion for the same period last year, driven by the impact of closed stores and the decline in comparable store sales. RadioShack had 4,467 U.S. company-operated stores at the end of the fourth quarter of 2006, down 505 from the previous year.

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Operating Income

Fourth quarter 2006 operating income was $145.8 million as compared to $82.4 million in the prior year. This increase was driven by lower operating expenses, which was partially offset by fewer gross profit dollars. The decline in gross profit dollars versus the prior year was due to the impact of closed stores and comparable store sales decreases. Nevertheless, the company’s gross margin for the fourth quarter increased 450 basis points to 45.6%. This favorability in gross margin versus prior year was driven by improved inventory management, reduced promotional markdowns and the change in income statement geography of prepaid wireless airtime, partially offset by an unfavorable merchandise mix.

SG&A expenses were $482.8 million in the fourth quarter of 2006, down $89.5 million versus the prior year. The decrease in SG&A was driven by payroll, both from headcount reductions at headquarters and efficiencies in labor scheduling at store level, impact of store closings and reduced advertising expense.

Full-Year Sales and Net Income

Full year 2006 comparable store sales were down 5.6% versus calendar year 2005. The income statement reclassification relating to the sale of prepaid wireless airtime, described above, negatively impacted comparable store sales by approximately 280 basis points but did not impact operating profit. Adjusted comparable store sales, excluding the impact of the reclassification, decreased by 2.8%.

Total sales for 2006 were down $304 million to $4.778 billion versus total sales of $5.082 billion for the same period last year. The reduction in sales was primarily the result of the store closures mid-year and the comparable store sales decline.

Net income for the full year ended December 31, 2006 was $73.4 million or $0.54 per diluted share versus net income of $267.0 million or $1.79 per diluted share for the comparable prior year period.

Financial Position at Year End and Full-Year Cash Flow

The company ended the year with a reduction in accounts receivable and inventory when compared to prior year. These improvements were a result of increased focus on working capital and to a lesser extent, the impact of a reduction in the wireless business.

Net property, plant and equipment was less than last year due to the impact of closing stores mid-year and the removal of their corresponding fixed asset balances.

The company’s total debt remained consistent with 2005, although at December 31, 2006, $150 million was reclassified from long-term debt to short-term debt due to the upcoming maturity of notes issued in 1997.

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RadioShack generated $189.9 million in free cash flow1 through the twelve months of 2006 versus free cash flow of $158.5 million for the same period in 2005. Compared to 2005, the increased cash generated in 2006 was driven by improved inventory and accounts receivable management, combined with more prudent capital expenditures, partially offset by lower net income.

2007 Outlook

“We are pleased with the progress made during the fourth quarter, as we improved profitability and strengthened our balance sheet,” stated Jim Gooch, chief financial officer. “We expect these improvements to drive increased profitability for 2007, and we therefore anticipate fully diluted earnings per share will be in the range of $1.00 to $1.20.”

Expected drivers of earnings are improved gross profit trends, lower SG&A expenses, lower depreciation and lower net interest expense. The effective tax rate is anticipated to be higher than the 2006 rate.

The company also reported today that it expects capital expenditures to be between $60 and $80 million in 2007.

Today starting at 9:00 a.m. ET, management will host a conference call to discuss its current approach to the business. The public is invited to listen to the event live on the Internet at www.radioshackcorporation.com on the Investor Relations page. Additionally, RadioShack announced that it has filed with the SEC its Form-10K for the year ended December 31, 2006.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). These forward-looking statements are indicated by words such as “anticipate,” “intention,” “expect” and other similar words or phrases. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance. Factors which could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general. Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers. The company operates through a network of sales channels, including more than 6,000 company and dealer stores; over 100 RadioShack locations in Mexico; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where most Americans either live or work. For more information on RadioShack Corporation, visit www.radioshackcorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.radioshack.com.

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1 Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow, as well as other information regarding free cash flow, on page 7.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Increase/	Year Ended		Increase/
	December 31,		(Decrease)	December 31,		(Decrease)
	2006	2005	2006 vs 2005	2006	2005	2006 vs 2005
Net sales and operating revenues	$1,458.1	$1,671.9	$(213.8)	$4,777.5	$5,081.7	$(304.2)
Cost of products sold	793.0	985.0	(192.0)	2,544.4	2,706.3	(161.9)
Gross profit	665.1	686.9	(21.8)	2,233.1	2,375.4	(142.3)
Operating expenses:
Selling, general and administrative	482.8	572.3	(89.5)	1,903.7	1,901.7	2.0
Depreciation and amortization	30.7	32.2	(1.5)	128.2	123.8	4.4
Impairment of long-lived assets and other charges	5.8	-	5.8	44.3	-	44.3
Total operating expenses	519.3	604.5	(85.2)	2,076.2	2,025.5	50.7

Operating income	145.8	82.4	63.4	156.9	349.9	(193.0)

Interest income	3.5	1.1	2.4	7.4	5.9	1.5
Interest expense	11.0	14.1	(3.1)	44.3	44.5	(0.2)
Other (loss) income	(4.3)	-	(4.3)	(8.6)	10.2	(18.8)
Income before income taxes	134.0	69.4	64.6	111.4	321.5	(210.1)
Provision for income taxes	49.5	15.3	34.2	38.0	51.6	(13.6)
Income before cumulative effect of change in accounting principle	84.5	54.1	30.4	73.4	269.9	(196.5)
Cumulative effect of change in accounting principle, net of taxes	-	(2.9)	2.9	-	(2.9)	2.9
Net income	$84.5	$51.2	$33.3	$73.4	$267.0	$(193.6)

Net income per share:

Basic:
Income before cumulative effect of change in accounting principle	$0.62	$0.40	$0.22	$0.54	$1.82	$(1.28)
Cumulative effect of change in accounting principle, net of taxes	-	(0.02)	0.02	-	(0.02)	0.02
Basic income per share	$0.62	$0.38	$0.24	$0.54	$1.80	$(1.26)
Assuming dilution:
Income before cumulative effect of change in accounting principle	$0.62	$0.40	$0.22	$0.54	$1.81	$(1.27)
Cumulative effect of change in accounting principle, net of taxes	-	(0.02)	0.02	-	(0.02)	0.02
Diluted income per share	$0.62	$0.38	$0.24	$0.54	$1.79	$(1.25)

Shares used in computing income per share:
Basic	136.5	135.4	1.1	136.2	148.1	(11.9)
Diluted	136.5	135.7	0.8	136.2	148.8	(12.6)
Shares outstanding	135.8	135.0	0.8

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)

	Dec. 31, 2006	Dec. 31, 2005
Assets
Cash and cash equivalents	$472.0	$224.0
Accounts and notes receivable, net	247.9	309.4
Inventories	752.1	964.9
Other current assets	127.6	129.0
Total current assets	1,599.6	1,627.3
Property, plant and equipment, net	386.3	476.2
Other assets	84.1	101.6
Total assets	$2,070.0	$2,205.1

Liabilities and Stockholders' Equity
Short-term debt, including current maturities of long-term debt	$194.9	$40.9
Accounts payable	254.5	490.9
Accrued expenses and other current liabilities	442.2	379.5
Income taxes payable	92.6	75.0
Total current liabilities	984.2	986.3
Long-term debt, excluding current maturities	345.8	494.9
Other non-current liabilities	86.2	135.1
Total liabilities	1,416.2	1,616.3
Stockholders' equity	653.8	588.8
Total liabilities and stockholders' equity	$2,070.0	$2,205.1

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Year ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$73.4	$267.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128.2	123.8
Cumulative effect of change in accounting principle	-	4.7
Impairment of long-lived assets and other changes	44.3	-
Deferred income tax and other items	(15.2)	(76.8)
Changes in operating assets and liabilities:
Accounts and notes receivable	61.8	(68.2)
Inventories	212.8	38.8
Other current assets	2.5	28.5
Accounts payable, accrued expenses, income taxes payable, and other	(193.0)	45.1
Net cash provided by operating activities	314.8	362.9
Cash flows from investing activities:
Additions to property, plant and equipment	(91.0)	(170.7)
Proceeds from sale of property, plant and equipment	11.1	226.0
Other investing activities	0.6	(16.0)
Net cash (used in) provided by investing activities	(79.3)	39.3
Cash flows from financing activities:
Purchases of treasury stock	-	(625.8)
Sale of treasury stock to employee benefit plans	10.5	30.1
Proceeds from exercise of stock options	1.7	17.4
Payments of dividends	(33.9)	(33.7)
Changes in short-term borrowings and outstanding checks, net	42.2	(4.0)
Reductions of long-term borrowings	(8.0)	(0.1)
Net cash provided by (used in) financing activities	12.5	(616.1)
Net increase (decrease) in cash and cash equivalents	248.0	(213.9)
Cash and cash equivalents, beginning of period	224.0	437.9
Cash and cash equivalents, end of period	$472.0	$224.0

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
(In millions)

FREE CASH FLOW
	Year Ended		Increase/
	December 31,		(Decrease)
	2006	2005	2006 vs 2005
Net cash provided by operating activities	$314.8	$362.9	$(48.1)
Less:
Additions to property, plant and equipment	91.0	170.7	(79.7)
Dividends paid	33.9	33.7	0.2
Free cash flow	$189.9	$158.5	$31.4

Management believes free cash flow, a non-GAAP financial measure, to be a relevant indicator of RadioShack's ability to repay maturing debt, change dividend payments or fund other uses of capital. Free cash flow should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP, as it excludes a number of important items. Management also compensates for limitations in free cash flow by using GAAP financial measures as well in managing RadioShack.

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